SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                Cardiovascular Systems, Inc. (formerly Replidyne, Inc.)
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                   Common Stock, $0.001 par value per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   76028W-107
  -----------------------------------------------------------------------------
                                 (Cusip Number)


                                   12/31/2009 - FINAL
  -----------------------------------------------------------------------------
              (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 76028W-107
         ------------







SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Morgenthaler Partners VII, LP      34-1949423                       |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [X ]  |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  Delaware                                                            |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|         OWNED BY              |       |      38,660 (See Item 4)           |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |        38,660 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |       38,660     (See Item 4)                                        |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                                 |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  0.26%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  PN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G

- -----------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |  Morgenthaler Management Partners VII       34-1949424                |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  Ohio                                                                 |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |        38,660 (See Item 4)          |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |        38,660 (See Item 4)          |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |       38,660 (See Item 4)                                             |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  0.26%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  PN                                                                   |
-------------------------------------------------------------------------------













SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |   Robert D. Pavey                                                     |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |        38,660 (See Item 4)          |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |        38,660 (See Item 4)          |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |       38,660 (See Item 4)                                             |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  0.26%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------












SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |  Robert C. Bellas, Jr.                                                |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |        38,660 (See Item 4)          |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |        38,660 (See Item 4)          |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |       38,660 (See Item 4)                                             |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  0.26%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------












SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Gary J. Morgenthaler                                                |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |                                    |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |        38,660 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |        38,660 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |       38,660 (See Item 4)                                            |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES                                                         [ X ] |
|     | (See Item 4)                                                    ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  0.26%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  John D. Lutsi                                                       |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |        38,660 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |     0                              |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |        38,660 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |       38,660 (See Item 4)                                            |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |  0.26%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------







SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Theodore A. Laufik                                                  |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |        38,660 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |     0                              |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |        38,660 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |       38,660 (See Item 4)                                            |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                                 |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |  0.26%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------






SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Gary R. Little                                                      |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |        38,660 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |     0                              |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |        38,660 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |       38,660 (See Item 4)                                            |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                                 |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |  0.26%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------





SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Peter G. Taft                                                       |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |        38,660 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |     0                              |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |        38,660 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |       38,660 (See Item 4)                                            |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                                 |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |  0.26%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------




SCHEDULE 13G
------------


Item 1(a). NAME OF ISSUER: Cardiovascular Systems, Inc. (formerly
Replidyne, Inc.)

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      651 Campus Drive
                         St. Paul, MN  55112-3495


Item 2(a). NAMES OF PERSONS FILING: Morgenthaler Partners VII (MPVII); Morgenthaler Management Partners VII (MMP VII), the general partner of MP VII; Robert D. Pavey, Robert C. Bellas, Jr., Gary J.
      Morgenthaler, Theodore A. Laufik, Gary R. Little, Peter G. Taft and John D. Lutsi (collectively, the "Managing Members") are members of MMP VII, the general partner of MP VII.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of MP VII, MMP VII and each of the Managing Members is:

           Morgenthaler Partners VII, L.P.
           50 Public Square
           Suite 2700
           Cleveland, Ohio 44113

Item 2(c). CITIZENSHIP: MP VII is a limited partnership organized under the laws of Delaware and MMP VII is a limited liability company organized under the laws of the State of Ohio. Each of the Managing Members is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value per share

Item 2(e). CUSIP NUMBER:    76028W-107

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS a:

           (a) [   ]    Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

           (b) [   ]    Bank as defined in Section 3(a)(6) of the Act.

           (c) [   ]    Insurance Company as defined in Section 3(a)( 19) of
                        the Act.

           (d) [   ]    Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

           (e) [   ]    Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.

           (f) [   ]    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule
                        13d-1(b)(1)(ii)(f) of the Act.

           (g) [   ]    Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

           (h) [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                        the Act.
           Not Applicable.

Item 4.    OWNERSHIP.

           (a)
Amount beneficially owned: MP VII, 38,660 shares of Cardiovascular Systems Inc. (formerly Replidyne, Inc.) and each of MMP VII, Robert D. Pavey, Robert C.Bellas, Jr., Gary J. Morgenthaler, Theodore A. Laufik, Gary R. Little, Peter G. Taft and John D. Lutsi may be deemed to beneficially own 38,660 shares of Cardiovascular Systems, Inc. (formerly Replidyne, Inc.) as of December 31, 2009.

MP VII is the record owner of 38,660 shares. MMP VII, in its capacity as The General partner of MP VII, may be deemed beneficially own such 38,660 shares.


(b)  Percent of Class: (based on 14,690,000 shares of common stock)

             MP VII:                 0.26%
             MMP VII:                0.26%
             Robert D. Pavey :       0.26%
             Robert C. Bellas:       0.26%
             Gary J. Morgenthaler :  0.26%
             John D. Lutsi:          0.26%
             Theodore A. Laufik      0.26%
             Gary R. Little:         0.26%
             Peter G. Taft:          0.26%

          (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                      N/A

                (ii) shared power to vote or to direct the vote:

             MP VII:                      38,660 shares
             MMP VII:                     38,660 shares
             Robert D. Pavey :            38,660 shares
             Robert C. Bellas:            38,660 shares
             Gary J. Morgenthaler :       38,660 shares
             John D. Lutsi:               38,660 shares
             Theodore A. Laufik           38,660 shares
             Gary R. Little:              38,660 shares
             Peter G. Taft:               38,660 shares

               (iii) sole power to dispose or direct the disposition of:

                       N/A

                (iv) shared power to dispose or direct the disposition of:

             MP VII:                      38,660 shares
             MMP VII:                     38,660 shares
             Robert D. Pavey :            38,660 shares
             Robert C. Bellas:            38,660 shares
             Gary J. Morgenthaler :       38,660 shares
             John D. Lutsi:               38,660 shares
             Theodore A. Laufik           38,660 shares
             Gary R. Little:              38,660 shares
             Peter G. Taft:               38,660 shares


Each of MP VII and MMP VII and each of the Managing Members expressly disclaims beneficial ownership of any shares of common stock of the Company, except in the case of MP VII, for the 38,660 shares which it holds of record.


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
This statement is being filed to report that as of December 31, 2009 the reporting person has ceased to be a beneficial owner of more than 5% of the class of securities.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item 10.  CERTIFICATION.

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURES
                                   ----------

        After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:   February 13, 2010

MORGENTHALER PARTNERS VII

By: Morgenthaler Management Partners VII, LLC

By:     *
   ----------------------------------------
   General Partner

MORGENTHALER MANAGEMENT PARTNERS VII, LLC

By:     *
   ----------------------------------------
   Managing Member
        *
   ----------------------------------------
   Robert D. Pavey

        *
   ----------------------------------------
   Robert C. Bellas, Jr.

        *
   ----------------------------------------
   Gary J. Morgenthaler

        *
   ----------------------------------------
   John D. Lutsi

        *
   ----------------------------------------
   Gary R. Little

        *
   ----------------------------------------
   Peter G. Taft



  *By: /s/ Theodore A. Laufik
           ---------------------------------------
           Theodore A. Laufik
           Attorney-in-Fact